Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Number: 333-268721
September 2023

PHARMACEUTICAL SUPPLY CHAIN SECURITY

SCRIPPS® safe
TOTAL Rx PROTECTION®

Public Company Disclaimer:

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all the information that you should consider before investing. We have filed a registration statement with the SEC for the offering to which this presentation relates. Before you invest, you should read the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact: Spartan Capital Securities, LLC | telephone: (212) 293-4245; or e-mail: kmonchik@spartancapital.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sales would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus.

Cautionary Note Regarding Forward-Looking Statements

This presentation contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally indefinable by use of the works “may”, “will”, “should”, “anticipate”, “estimate”, “plans”, “potential”, “projects”, “continuing”, “ongoing”, “expects”, “management believes”, “we believe”, “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may be incorrect.

This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this presentation from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in the “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROPOSED OFFERING – Scripps Safe, Inc.

Offering Size & Price:

2,115,000 shares of common stock • priced at $4 - $6/share

Overallotment & Lock-Up:

15 % • 180 Days

Bookrunner:

SPARTAN CAPITAL

Use of Proceeds:

Expanding product offerings, expanding into new markets, expanding workforce, loan repayment, working capital and other general corporate purposes.

Exchange / Ticker: **NASDAQ / SCRP**

ABOUT US

WHO WE ARE

We are pharmaceutical security pioneers who bring innovation to compliance.

WHAT WE DO

We protect the pharmaceutical supply chain in transportation and storage.

WHAT IS THE PROBLEM?

Broken Supply Chain & Pharmaceutical Drug Diversion - Drugs stolen from the lawful supply chain. The current impact:


ECONOMIC

- Cost of Drug Diversion: $72.65 billion a Year*
- Lost Productivity: $120 billion a Year**
- Litigation / Opioid Settlements: $50-$150B
- Wastage - $25B in Surplus Inventory Wasted/Expired***


ABUSE
AMBULANCE
AMBULANCE

356+ People Die Every Day from Opioid Abuse**


FACILITY

- Risk of Violent Crime
- Risk to Patient Health
- Negative Publicity
- Remediation Costs
- Regulatory & Civil Liability
- Loss of Federal funding
- Loss of license

*Source: National Drug Control Budget: FY 2020 Funding Highlights (US Only)
**Source: National Institute on Drug Abuse, 2021
***Source: https://www.beckerhospitalreview.com/supply-chain (2022)

HOW DO CUSTOMERS BENEFIT

We Bring Innovation to Compliance®

- Reduce Healthcare Costs
- DEA, FDA & State Board Compliant*
- Integrate Systems
- Streamline Operations


U.S. Department of Justice
Drug Enforcement Administration

- Reduce Compliance & Litigation Risks
- Safer Healthcare Environment
- Reduce Opioid Deaths
- Reduce Drug Diversion

*DEA – Controlled Substance Act of 1970 &
DSCSA – Drug Supply Chain Security Act of 2013

COMPLIANCE is REQUIRED BY LAW

MARKET ACCEPTANCE - OVER 600 CURRENT CUSTOMERS


PHARMACY

- Mount Sinai Hospital
- Northwell Hospital
- UT Southwestern Medical
- Valley Vista – UHS
- North Shore LIJ Hospital


EMS/FIRE RESCUE

- Banyan Treatment Centers
- Seabrook House Centers
- Discovery Treatment
- Atlanta Detox Treatment
- Clinical Solutions


U.S. ARMY
GOVERNMENT

- Boehinger-Ingelheim
- Merck
- Collegium Pharma
- Pendar Technologies
- Molecular Pharma

- PharMerica / Kerr Health
- Medicine Shoppes
- Schroeder Drugs Chain
- Williams Bros Pharmacies
- Orlando Pharmacy Group


HOSPITAL

- Kent County Fire & EMS
- Calvert County Fire & EMS
- AmeriMed EMS
- Reagan County Fire & EMS
- Hicksville Fire Department


Clinic
TREATMENT CLINICS

- U.S. VA Healthcare
- U.S. Naval District
- U.S. Air Force
- U.S. Army
- Ohio Dept of Health


MANUFACTURERS

BOARD OF DIRECTORS & ADVISOR

Jacqueline Anz - Chairman of the Board

Doug Balog – Nominating & Governance Committee Chair. Doug is currently Strategic Advisor and Board Member for several technology companies and former ***IBM General Manager of Storage Group***, ***WW Power Systems Business Unit*** and ***Mainframe Business***

James Egan - Audit Committee Chair. Jim is currently the Audit Chair for ***Pipeline Health Systems***, former Chairman of the Board, ***PHH Corporation***, former Partner at ***KPMG*** and ***Pricewaterhouse Coopers***

Tim Theriault – Human Capital and Compensation Chair. Tim is currently the Chair of the Audit committee for ***Wellmark Blue Cross Blue Shield of Iowa and South Dakota*** and former ***CIO of Walgreens***

Steven Ruhl – Member Audit & HCC Committee. Steven is currently the ***Chief Technology Officer*** at ***Forte Biosciences***. He is former ***Senior Executive of Drug Product Process Development*** at ***AMGEN***

Jeff Henderson – Strategic Advisor to the Board. Jeff is currently the ***Chairman of the Board, Halozyme Therapeutics,*** Board Member of ***Qualcomm, Becton Dickson, Inc***., and ***Fibrogen***. He is the former Chairman of ***Halozyme***, CFO of ***Cardinal Health***, President ***Eli Lily Canada***.

IBM
PIPELINE HEALTH
Walgreens
AMGEN
CardinalHealth™
Halozyme



Jacqueline Anz von Zwehl

President & CEO

- 22+ Years Global Healthcare Tech Leader
- Managed software teams in CA, Austin, Canada, Israel and India
- Consulted clients in over 25 countries
- BA, NYU – Cum Laude Honors
- MBA, Penn State - Summa Cum Laude

IBM PennState NYU

EXECUTIVE LEADERSHIP TEAM



Christopher von Zwehl

Chief Growth Officer

- 20+ Years Officer U.S. Coast Guard Narcotics Terrorism Task Force
- 14+ Years VP, Sales at Varn, Inc.



Carlos Aquino

DEA Compliance & Advocacy

- 12 Years DEA Investigator
- 24 Years Philadelphia Police
- 10 Years DEA Drug Task Force



LT Jeff Lochner

Interim – Chief Technology Officer

- 25+ Years Systems Engineering & Officer U.S. Navy
- B.S. – Civil Engineering, UF
- M.S. – Industrial Engineering, UF



Craig Steinhoff

Interim CFO & Controller

- 14+ Years Principal HBK
- 27+ Years Certified CPA

THE SOLUTION - SCRIPPS SYSTEM™

An integrated PaaS AI solution to protect pharmaceuticals throughout the supply chain.

2021 EMSWORLD INNOVATION AWARDS WINNER

PATENTED

United States Patent No. US11,257,314

Available Now
Transport, Storage & Constant Supervision Surveillance

Access Control System Management
Available Now

Coming 1H024
Subscription Model - PaaS Track and Trace Solution

Advanced Diversion Analytics
Coming 2H2024

Coming 2025
Customized Reporting, Dispatch Management & AI Data

COMPETITIVE DIFFERENTIATOR

We Believe this is the **ONLY** patented System that Integrates CSA, DSCSA & State Pharmacy Board Compliance.

The Scripps System™

1. Transport, Storage & Constant Supervision Surveillance

2. Access Control System Mgmt & Automated Dispatch

3. Track & Trace Serialization Management

4. Advanced Diversion Analytics

5. Customized Reporting, Analytics & AI



Serialization Track & Trace
SW Anti-Diversion Analytics
Dispensing Systems & Adherence
Consulting Services
Physical Storage



CSA
State Boards
DSCSA

DEA – (CSA) Controlled Substance Act of 1970 - U.S. federal statute establishing drug policy under which the manufacture, importation, possession, use, and distribution of certain substances is regulated.
State Pharmacy Boards – Requirement for constant supervision surveillance.
FDA – (DSCSA) Drug Supply Chain Security Act of 2013 - outlines steps to build an electronic, interoperable system to identify and trace certain prescription drugs as they are distributed in the U.S.

TOTAL ADDRESSABLE MARKET - $16.5B/yr

1.9 million DEA Controlled Substance Licenses*

Physicians	1,352,890
Nurses/PAs	446,573
Pharmacy	70,905
Hospital/Clinic	18,722
Research	11,919

- New Licenses Growing **7% per year****
- Opioid Settlements & CARES ACT = **Billions $$** in grants/funding, further increasing new licenses
- Licensees are ***REQUIRED BY LAW*** to protect pharmaceuticals in the supply chain.



Hospital
Government
Highest Security Requirements
Hospitals, Clinics, Research
Government, Law Enforcement, Military, Prisons, Space
Manufactures, Distributors
Marijuana, Treatment Clinics
DEA Security Solutions
Hospice / Assisted Care Facilities
Animal Handlers
Practitioners, Pharmacy, Doctors
EMS / Fire / Air Rescue
Maximum Crime & Anti-Diversion Protection

$16.5B/yr – Addressable U.S. Market Opportunity**

*Source: https://www.dealookup.com/ - 2022
*Drug Quality and Security Act H.R. 3204
**Grand View Research.com – Market Analysis Report: May 2022

COMPETITIVE LANDSCAPE & TARGETED VERTICALS

Competitive Landscape – Currently disparate, fragmented, niche solutions with single focus areas


Clinic

Opioid / Addiction Treatment

- Significant infusion of government support and funding
- Short Sales Cycles
- Limited Competitors



Fire/EMS Mobile Narcotics

- 3-4 small competitors, opportunity for market leadership
- 3-6 month Sales Cycles
- Our Solution has strong Competitive Advantage


U.S. ARMY

Government

- Strategically advantageous
- >1 Yr Sales Cycle
- Opportunity for Significant $$$ long term 5-10 year contracts

How We Make Money

- Sale of DEA Safes **(available now)**
- Access Control System Management **(available now)**
- Subscription Model - PaaS Track and Trace Solution **(available 1H2024)**
- Pharmaceutical Access Mgmt & Advanced Diversion Analytics **(2H2024)**
- AI & Data Play **(2025)**

SALES & GTM PLAN


Decision Makers
Independent Owners
Industry Executives
Marketing Ecosystem
Advocacy
Associations
Campaigns
Partners
GPO's
Social Media
SEO
Events
UPCOMING INDUSTRY Events
Google SEO
Group Buying

PROTECTION - SCRIPPS SAFE IP

Trademarks Granted - 13

- Scripps Safe Logo®
- Rescue Series®
- TRXP Series ®
- Guardian Series®
- SafeDispense®
- C1Safe®
- Total Rx Protection®
- U.S. Strategic Drug Vault®
- We Bring Innovation to Compliance®
- Creating A Safer Healthcare Environment®
- We're Ending The Opioid Crisis®
- Protecting the Chain of Custody®
- Shield Logo

01 Utility Patent Granted – 1

- US Patent No.11,257,314 issued 2/22/2022 The Scripps System™

02 Design Patents Pending – 1

- Design patent: 29761955 – In support of The Scripps System™

03 Trademarks Filed & Pending - 3

- The Scripps System™
- Smart Series™
- Central Dispense®

VERTICALLY INTEGRATED OPERATIONS

Protecting the Chain of Custody®



01
02
03
04

Physical Security

Transport, Storage, Surveillance & Controlled Dispatch Management

Serialization

Vertically Integrated API's to Inventory Management, Track & Trace Systems

Smart Analytics

PaaS - Anti-diversion Analytics, AI & Software

Services

Consulting Services, Dispatch Center & Platform Management

SUMMARY & OPPORTUNITY

High Addressable Market - **$16.5B/Yr**

Strong Competitive Advantage – **Patented Solution**

CEO & Board Leadership – **Fortune 100**

Market Acceptance & Strong Demand – **over 600+ clients**

SOLUTION IS REQUIRED BY LAW

THANK YOU

This document and the information thereon is the property of **SCRIPPS SAFE** and may only be used for the purpose for which it is supplied.

To Learn More Visit: https://scrippssafe.com and https://4saferx.com
E-Mail: janz@scripps-safe.com